Exhibit 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT (this “Amendment”) entered into as of March 13, 2008 among HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation (“HSCC”), SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation (the “Company”) and Christopher Leichtweis and John H. Macrae (collectively, the “Principal Shareholders”).

WITNESSETH:

WHEREAS, the parties entered into that certain Agreement and Plan of Merger and Stock Purchase Agreement, dated as of March 13, 2008 (“Merger Agreement”), pursuant to which, at the Effective Time, HSCC Acquisition Corp. was merged with and into SEC, as further described in the Merger Agreement and subject to the terms and conditions set forth therein; and

WHEREAS, the parties wish to amend the Merger Agreement to, among other things, provide for certain modifications as set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Recitals/Definitions. The recitals set forth above are hereby incorporated into and made a part of this Amendment. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the definitions ascribed to them in the Merger Agreement.

2. Effective Date. The preamble to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“THIS MERGER AND PURCHASE AGREEMENT (this “Agreement”) is effective as of February 29, 2008 by and among HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation (“HSCC”), HSCC ACQUISITION CORP., a Nevada corporation (“Mergersub”), SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation (the “Company”) and Christopher Leichtweis and John H. Macrae (collectively, the “Principal Shareholders”).”

3. Acknowledgment. Each of the parties agrees and acknowledges that effective control of the Company was transferred to HSCC as of February 29, 2008 and such date will be designated as the effective acquisition date of the Company for accounting and all other purposes.

4. Covenants. Section 6.9 to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Subsidiary Distributions. Prior to January 1, 2010, HSCC agrees not to cause the Company to distribute cash or other assets to HSCC in its capacity as a shareholder of the Company. On or after January 1, 2010, HSCC agrees that only the Board of Directors of the Company shall be permitted to cause the Company to distribute cash or other assets to HSCC in its capacity as a shareholder of the Company.”

4. Effect of Amendment. As expressly modified hereunder, the Merger Agreement shall remain in full force.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall have the force and effect of law, and all of which together shall constitute one and the same instrument.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws doctrines.

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SIGNATURES
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation

By: /s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: CEO
SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation

By: /s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: President

PRINCIPAL SHAREHOLDERS:

/s/ Christopher Leichtweis
Name: Christopher Leichtweis

/s/ John H. Macrae
Name: John H. Macrae